EXHIBIT 99.1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Date: April 2, 2025

Fame Dragon Global Limited

By:	/s/ Iris Bai
Iris Bai, Authorized Signatory

Eve One Fund II L.P.

By:	NIO CAPITAL II LLC

Its:	General Partner

By:	/s/ Yan Zhu
Yan Zhu, Authorized Signatory

Nio Capital II LLC

By:	/s/ Yan Zhu
Yan Zhu, Authorized Signatory

Abundant Glory Investment L.P.

By:	NIO CAPITAL II LLC
Its:	General Partner

By:	/s/ Yan Zhu
Yan Zhu, Authorized Signatory